Exhibit 99.1

For Immediate Release
For more information, contact:
Anthony (Tony) Cristello
Standard Motor Products, Inc.
(972) 316-8107
tony.cristello@smpcorp.com

Standard Motor Products, Inc. Announces

First Quarter 2022 Results and a Quarterly Dividend

New York, NY, May 3, 2022......Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, reported today its consolidated financial results for the three months ended March 31, 2022.

Net sales for the first quarter of 2022 were $322.8 million, compared to consolidated net sales of $276.6 million during the comparable quarter in 2021. Earnings from continuing operations for the first quarter of 2022 were $20.6 million or 91 cents per diluted share, compared to $22.2 million or 97 cents per diluted share in the first quarter of 2021. Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the first quarter of 2022 were $20.6 million or 92 cents per diluted share, compared to $22.2 million or 97 cents per diluted share in the first quarter of 2021.

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President stated, “We are quite pleased with our first quarter results. Our sales increased nearly 17% over last year’s strong first quarter, posting our seventh consecutive record quarter, with solid performance in both divisions.

“By division, Engine Management sales were up nearly 13% in the quarter, driven by sales from acquisitions made during 2021, along with solid customer demand, price increase benefits, and phase-in of business wins.

“Turning to Temperature Control, the robust year-end demand from 2021 has continued as sales in the quarter grew 30% year over year.  This strong performance was due to a combination of strong pre-season orders, ongoing customer replenishment, and new business wins in winter-related categories.

“Looking at profitability, consolidated operating margins were in line with expectations, finishing at 8.3% in the first quarter, down from 10.6% in the first quarter of 2021. Our lower operating income was mainly the result of lower gross margins in both divisions, partly offset by continued improvement in operating costs, which were down to 19.5% of net sales in the quarter.

“As we’ve noted before, last year’s gross margin enjoyed many non-recurring benefits from reopening after COVID, while this year was impacted by inflationary headwinds and elevated supply chain costs. While we were successful in passing through some of these higher costs, we anticipate more pricing actions to be taken in 2022 to match our elevated expenses during this volatile inflationary environment. We expect our consolidated gross margin will be in the range of 28-29% for the full year after taking into account more normalized production levels, pricing to offset inflation, as well as a mix shift to higher sales in our specialized non-aftermarket channels.

“These specialized business channels, which focus on custom-engineered products for niche end markets such as medium and heavy-duty vehicles, construction and agricultural equipment, power sports, and others, represented 23% of our revenue in the first quarter of 2022, compared to 17% the prior year, with most of the growth related to our recent acquisitions. As we have stated in the past, we are quite excited about this business as it brings new customers, products and geographies and is highly complementary to our core aftermarket business.

“As we seek to improve our transparency related to sustainability, we are pleased to have recently published our 2021 Corporate Social Responsibility and Sustainability report. In it, we announced our ambition to achieve net-zero greenhouse gas emissions by 2050, and introduced specific reduction targets related to our scope 1 and scope 2 emissions, along with many other first-time environmental and diversity disclosures.

“Our strong operating results have allowed us to continue to return value to our shareholders. The Board of Directors has approved payment of a quarterly dividend of 27 cents per share on the common stock outstanding, which will be paid on June 1, 2022 to stockholders of record on May 16, 2022. Furthermore, we repurchased shares of our common stock in the amount of $6.9 million in the quarter, with $22.8 million remaining under our current share repurchase authorization.

“In closing, we are pleased with our momentum as we exit the first quarter, and remain cautiously optimistic for the balance of the year. We understand that there are various headwinds including ongoing inflation, increased borrowing costs, supply chain disruption, and an eventual normalization of demand. Still, the industry is one of resiliency, with many favorable trends such as an aging fleet, constrained new car availability, and rebounding miles driven.  Finally, thanks to our people, our position in the industry has never been stronger.”

Conference Call
Standard Motor Products, Inc. will hold a conference call at 11:00 AM, Eastern Time, on Tuesday, May 3, 2022.  This call will be web cast and can be accessed on the Investor Relations page of our website at www.smpcorp.com and clicking on the SMP Q1 2022 Earnings Webcast link.  Investors may also listen to the call by dialing 866-518-6930 (domestic) or 203-518-9822 (international).  Our playback will be made available for dial in immediately following the call.  For those choosing to listen to the replay by webcast, the link should be active on our website within 24 hours after the call.  The playback number is 800-839-4568 (domestic) or 402-220-2681 (international). The participant passcode is 94640.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

STANDARD MOTOR PRODUCTS, INC.
Consolidated Statements of Operations

(In thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,
	2022	2021
	(Unaudited)
NET SALES	$322,831	$276,553

COST OF SALES	232,991	192,769

GROSS PROFIT	89,840	83,784

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	62,884	54,460
RESTRUCTURING AND INTEGRATION EXPENSES	41	-

OPERATING INCOME	26,915	29,324

OTHER NON-OPERATING INCOME, NET	1,449	635

INTEREST EXPENSE	805	209

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	27,559	29,750

PROVISION FOR INCOME TAXES	7,005	7,586

EARNINGS FROM CONTINUING OPERATIONS	20,554	22,164

LOSS FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	(1,116)	(1,164)

NET EARNINGS	19,438	21,000

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(8)	-

NET EARNINGS ATTRIBUTABLE TO SMP (a)	$19,446	$21,000

NET EARNINGS ATTRIBUTABLE TO SMP
EARNINGS FROM CONTINUING OPERATIONS	$20,562	$22,164
LOSS FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	(1,116)	(1,164)
TOTAL	$19,446	$21,000

NET EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SMP
BASIC EARNINGS FROM CONTINUING OPERATIONS	$0.94	$0.99
DISCONTINUED OPERATION	(0.06)	(0.05)
NET EARNINGS PER COMMON SHARE - BASIC	$0.88	$0.94

DILUTED EARNINGS FROM CONTINUING OPERATIONS	$0.91	$0.97
DISCONTINUED OPERATION	(0.04)	(0.05)
NET EARNINGS PER COMMON SHARE - DILUTED	$0.87	$0.92

WEIGHTED AVERAGE NUMBER OF COMMON SHARES	21,978,507	22,317,959
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE SHARES	22,477,819	22,765,508

(a) "SMP" refers to Standard Motor Products, Inc. and subsidiaries.

STANDARD MOTOR PRODUCTS, INC.
Segment Revenues and Operating Income

(In thousands)

	THREE MONTHS ENDED MARCH 31,
	2022		2021
	(Unaudited)
Revenues
Ignition, Emission Control, Fuel & Safety Related System Products	$200,354		$173,666
Wire and Cable	38,903		38,352
Engine Management	239,257		212,018

Compressors	43,277		33,374
Other Climate Control Parts	38,044		29,099
Temperature Control	81,321		62,473

All Other	2,253		2,062
Revenues	$322,831		$276,553

Gross Margin
Engine Management	$65,535	27.4%	$65,070	30.7%
Temperature Control	19,986	24.6%	15,995	25.6%
All Other	4,319		2,719
Gross Margin	$89,840	27.8%	$83,784	30.3%

Selling, General & Administrative
Engine Management	$38,778	16.2%	$33,956	16.0%
Temperature Control	14,768	18.2%	12,403	19.9%
All Other	9,338		8,101
Selling, General & Administrative	$62,884	19.5%	$54,460	19.7%

Operating Income
Engine Management	$26,757	11.2%	$31,114	14.7%
Temperature Control	5,218	6.4%	3,592	5.7%
All Other	(5,019)		(5,382)
Subtotal	26,956	8.3%	29,324	10.6%
Restructuring & Integration	(41)	0.0%	-	0.0%
Operating Income	$26,915	8.3%	$29,324	10.6%

STANDARD MOTOR PRODUCTS, INC.
Reconciliation of GAAP and Non-GAAP Measures

(In thousands, except per share amounts)
	THREE MONTHS ENDED
	MARCH 31,
	2022	2021
	(Unaudited)
EARNINGS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO SMP

GAAP EARNINGS FROM CONTINUING OPERATIONS	$20,562	$22,164

RESTRUCTURING AND INTEGRATION EXPENSES	41	-
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(11)	-

NON-GAAP EARNINGS FROM CONTINUING OPERATIONS	$20,592	$22,164

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS ATTRIBUTABLE TO SMP

GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.91	$0.97

RESTRUCTURING AND INTEGRATION EXPENSES	0.01	-
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	-	-

NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.92	$0.97

OPERATING INCOME

GAAP OPERATING INCOME	$26,915	$29,324

RESTRUCTURING AND INTEGRATION EXPENSES	41	-	LAST TWELVE MONTHS ENDED
			MARCH 31,
NON-GAAP OPERATING INCOME	$26,956	$29,324	2022	2021
			(Unaudited)
EBITDA WITHOUT SPECIAL ITEMS

GAAP EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	$27,559	$29,750	$128,274	$124,203

DEPRECIATION AND AMORTIZATION	6,952	6,514	27,681	26,298
INTEREST EXPENSE	805	209	2,624	1,664
EBITDA	35,316	36,473	158,579	152,165

RESTRUCTURING AND INTEGRATION EXPENSES	41	-	433	259
ONE-TIME ACQUISITION COSTS	-	-	1,711	-
INTANGIBLE ASSET IMPAIRMENT	-	-	-	2,600
SPECIAL ITEMS	41	-	2,144	2,859

EBITDA WITHOUT SPECIAL ITEMS	$35,357	$36,473	$160,723	$155,024

MANAGEMENT BELIEVES THAT NON-GAAP EARNINGS FROM CONTINUING OPERATIONS AND NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS WHICH ARE ATTRIBUTABLE TO SMP, AND NON-GAAP OPERATING INCOME AND EBITDA WITHOUT SPECIAL ITEMS, EACH OF WHICH ARE NON-GAAP MEASUREMENTS AND ARE ADJUSTED FOR SPECIAL ITEMS, ARE MEANINGFUL TO INVESTORS BECAUSE THEY PROVIDE A VIEW OF THE COMPANY WITH RESPECT TO ONGOING OPERATING RESULTS.  SPECIAL ITEMS REPRESENT SIGNIFICANT CHARGES OR CREDITS THAT ARE IMPORTANT TO AN UNDERSTANDING OF THE COMPANY'S OVERALL OPERATING RESULTS IN THE PERIODS PRESENTED. SUCH NON-GAAP MEASUREMENTS ARE NOT RECOGNIZED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE VIEWED AS AN ALTERNATIVE TO GAAP MEASURES OF PERFORMANCE.

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)

ASSETS

CASH	$19,999	$21,755

ACCOUNTS RECEIVABLE, GROSS	231,963	186,774
ALLOWANCE FOR EXPECTED CREDIT LOSSES	6,660	6,170
ACCOUNTS RECEIVABLE, NET	225,303	180,604

INVENTORIES	534,421	468,755
UNRETURNED CUSTOMER INVENTORY	22,221	22,268
OTHER CURRENT ASSETS	17,471	17,823

TOTAL CURRENT ASSETS	819,415	711,205

PROPERTY, PLANT AND EQUIPMENT, NET	102,984	102,786
OPERATING LEASE RIGHT-OF-USE ASSETS	42,116	40,469
GOODWILL	131,538	131,652
OTHER INTANGIBLES, NET	104,344	106,234
DEFERRED INCOME TAXES	35,964	36,126
INVESTMENT IN UNCONSOLIDATED AFFILIATES	45,518	44,087
OTHER ASSETS	28,530	25,402

TOTAL ASSETS	$1,310,409	$1,197,961

LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE	$245,450	$125,298
CURRENT PORTION OF OTHER DEBT	3,235	3,117
ACCOUNTS PAYABLE	139,392	137,167
ACCRUED CUSTOMER RETURNS	46,085	42,412
ACCRUED CORE LIABILITY	23,513	23,663
ACCRUED REBATES	42,606	42,472
PAYROLL AND COMMISSIONS	31,972	45,058
SUNDRY PAYABLES AND ACCRUED EXPENSES	45,875	57,182

TOTAL CURRENT LIABILITIES	578,128	476,369

OTHER LONG-TERM DEBT	-	21
NONCURRENT OPERATING LEASE LIABILITY	32,281	31,206
ACCRUED ASBESTOS LIABILITIES	51,909	52,698
OTHER LIABILITIES	25,178	25,040

TOTAL LIABILITIES	687,496	585,334

TOTAL SMP STOCKHOLDERS' EQUITY	611,871	601,580
NONCONTROLLING INTEREST	11,042	11,047
TOTAL STOCKHOLDERS' EQUITY	622,913	612,627

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,310,409	$1,197,961

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)

	THREE MONTHS ENDED MARCH 31,
	2022	2021
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
NET EARNINGS	$19,438	$21,000
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH
USED IN OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION	6,952	6,514
OTHER	4,374	4,475
CHANGE IN ASSETS AND LIABILITIES:
ACCOUNTS RECEIVABLE	(44,706)	23,533
INVENTORY	(67,662)	(46,255)
ACCOUNTS PAYABLE	1,942	8,419
PREPAID EXPENSES AND OTHER CURRENT ASSETS	2,171	3,753
SUNDRY PAYABLES AND ACCRUED EXPENSES	(21,226)	(29,549)
OTHER	(5,245)	(3,288)
NET CASH USED IN OPERATING ACTIVITIES	(103,962)	(11,398)

CASH FLOWS FROM INVESTING ACTIVITIES

ACQUISITIONS OF AND INVESTMENTS IN BUSINESSES	-	(2,081)
CAPITAL EXPENDITURES	(6,449)	(4,966)
OTHER INVESTING ACTIVITIES	-	2
NET CASH USED IN INVESTING ACTIVITIES	(6,449)	(7,045)

CASH FLOWS FROM FINANCING ACTIVITIES

NET CHANGE IN DEBT	120,340	32,408
PURCHASE OF TREASURY STOCK	(6,517)	(11,096)
DIVIDENDS PAID	(5,935)	(5,588)
OTHER FINANCING ACTIVITIES	444	373
NET CASH PROVIDED BY FINANCING ACTIVITIES	108,332	16,097

EFFECT OF EXCHANGE RATE CHANGES ON CASH	323	(42)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,756)	(2,388)
CASH AND CASH EQUIVALENTS at beginning of period	21,755	19,488
CASH AND CASH EQUIVALENTS at end of period	$19,999	$17,100